Exhibit 4.53

Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as the “Agreement”) was signed on June 29, 2009 by and between:

The First Party
Tao Jia
Address: 35th Floor, Tengda Building, No. 168, Xizhimenwai Avenue, Beijing, China

The Second Party
Longteng Gao
Shareholder 1, ID No.:
Address: Room 409, No. 267, West Hexiang Street, Siming District, Xiamen City, Fujian Province, China
Jianguang Li
Shareholder 2, ID No.:
Address: Room 616, Tower A, COFCO Plaza, No. 8, Jianguomennei Avenue, Beijing, China

The Third Party:
Xiamen Xinreli Scientific and Technology Co, Ltd.
Address: 14A, Lianfu Building, No. 2, West Lianqian Road, Xiamen, China

The First Party, the Second Party and the Third Party hereof are referred to as a “Party” individually, and “Parties” collectively.

Whereas:

1.
The Third Party is a completely domestic-funded company registered in Beijing of China. At present, Shareholder 1 of the Second Party holds 40% equity in the Third Party, and Shareholder 2 of the Second Party holds 40% equity in the Third Party (hereinafter referred to as “Related Equity”);

2.
The Second Party is willing to transfer all of its equity in the Third Party to the First Party, and the First Party is willing to accept the transferred equity (hereinafter referred to as “Equity Transfer”).

Therefore, Parties reached the following agreements upon consensus:

1.	Equity Transfer

1.1
The Second Party is willing to transfer the Related Equity to the First Party, and the First Party is willing to accept such transfer. Upon the completion of the transfer, the First Party will hold 80% equity in the Third Party.

1.2	The First Party shall, as per Clause 2, pay RMB 8,000,000 in total to the Second Party as the consideration of the Equity Transfer.

1.3
The Second Party agrees the Equity Transfer action under this Clause; is willing to and will cause other shareholders of the Third Party (except the Second Party) be willing to sign necessary documents including the Resolution of the General Meeting of Shareholders and the letters of waiving pre-emption right of Related Equity; and is willing to and will assist in performing other necessary formalities of Equity Transfer.

1.4
The Second Party and the Third Party shall, respectively and collectively, be responsible for taking necessary actions, including but not limited to signing the Agreement, adopting the Resolution of the General Meeting of Shareholders, amendments to the Articles of Association, etc, in order to realize Equity Transfer from the Second Party to the First Party; and shall be responsible for completing all governmental approvals or business registration and filing within ten working days upon the signing hereof, in order to make the First Party the registered owner of Related Equity.

2.	Payment of the Transfer Price

2.1
The First Party shall, within five working days upon the completion of all registration and filing formalities concerning Equity Transfer, pay RMB 4,000,000 to Longteng Gao, and RMB 4,000,000 to Jianguang Li.

2.2	The signing of the Second Party herein is immediately deemed as its confirmation of receiving the payment as specified in Sub-clause 2.1.

3.	Declaration and warranties

3.1	Declaration and warranties of Parties hereof respectively are as follows:

(a)
The Party is a legitimately established and validly existing company or an individual with full civil capacity who has complete authority and capacity to sign and implement the Agreement, and other documents related with the Agreement in order to realize the purposes hereof;

(b)
The Party has taken, or will take all necessary actions, to properly and validly authorize the signing, delivery and implementation of the Agreement and all other documents related with the transaction hereunder; and such signing, delivery and implementation shall not violate any related laws, regulations and government rules, and shall not infringe the legal interests and rights of any third parties.

3.2	The Second Party and the Third Party, respectively and collectively, declare and warrant to the First Party as follows:

(a)	The Second Party holds 80% equity in the Third Party at present;

(b)
The Third Party is a limited liability company properly established and validly existing under the laws of China. It has complete capacity for rights and capacity for actions; has the right to own, treat and operate its assets and businesses, as well as carry out the ongoing or planned businesses. The Third Party has obtained all permits, qualification certificates or other governmental approvals, authorizations, registrations or filing formalities for all businesses specified in its business license;

(c)	The equity held by the Second Party in the Third Party does not have any security interests or any third party interest;

(d)
The Party does not omit the provision of any document or information related to the Third Party or the businesses of the Third Party to the First Party that may influence the decision of the First Party on signing hereof;

(e)
Before the completion of the Equity Transfer, the Party will not, in the form of any feasance or nonfeasance, authorize or cause the issuance of or commitment to issuing new equity on the date of signing hereof, except those that have been issued; and will not change, in any form, the registered capital or the shareholder structure of the Third Party.

4.	Entering into Force and Term of Validity

The Agreement shall be signed and immediately come into force on the date indicated at the beginning hereof.

5.	Settlement of Disputes

In the case of disputes concerning the explanation and implementation of articles hereunder, Parties shall settle such disputes in good faith upon negotiation. If Parties fail to reach an agreement concerning the settlement thereof within 30 days upon the day when one Party requests to settle the disputes upon negotiation, any Party can submit such disputes to China International Economic and Trade Arbitration Commission (Beijing) for arbitration as per the prevailing arbitration rules. The location of the arbitration shall be Beijing, and the language used in the arbitration shall be Chinese. The arbitration award shall be final, binding on both parties.

6.	Applicable Laws

The effect, explanation and implementation shall be governed by the laws of China.

7.	Modification and Supplementation

The modifications and supplementations to the Agreement by Parties shall be in writing agreement. The amendment agreement and supplementation agreement related herewith duly signed by Parties are integral parts of the Agreement, and shall have the same legal effect as the Agreement.

8.	Severability

If any term hereunder is invalid or unenforceable due to inconsistence with relevant laws, such terms shall be invalid or unenforceable within the jurisdiction of certain laws and shall not influence the legal effect of other terms hereof.

9.	Attachment

Any attachment hereto is an integral part of the Agreement, and shall have the same legal effect as the Agreement.

10.	Miscellaneous

(1) The Agreement is written in Chinese, and in quintuplicate.

(2) If the First Party designates any third party to implement options, the references to the First Party herein shall refer to the First Party and (or) the third party designed by the First Party, as the case may be.

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[This page is the signature page for the Equity Transfer Agreement, no text]

The First Party:

Tao Jia
/s/ Tao Jia

The Second Party:

Longteng Gao:
/s/ Longteng Gao/

Jianguang Li
/s/ Jianguang Li

The Third Party:

Xiamen Xinreli Scientific and Technology Co, Ltd.
/s/ Longteng Gao
(Stamp)